SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                     Form 8-K

                                  CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported)  December 15, 1993

                        ARIZONA PUBLIC SERVICE COMPANY
              (Exact name of registrant as specified in its charter)

       Arizona                  1-4473              86-0011170
   (State or other              (Commission         (IRS Employer
   jurisdiction of              File Number)        Identification
   incorporation)                                   Number)


   400 North Fifth Street, P.O. Box 53999, Phoenix, Az 85004
   (Address of principal executive offices)         (Zip code)


   Registrant's telephone number, including area code (602)250-1000





                              NONE
   (Former name or former address, if changed since last report)

   ITEM 5.  Other Events


      Palo Verde Nuclear Generating Station

      On December 26, 1993 Unit 3 of the Palo Verde Nuclear Generating Station ("Palo Verde") returned to service at 85% power following a mid-cycle outage during which Arizona Public Service Company (the "Company") inspected Unit
   3's steam generators.   See Note 9 of  Notes to Financial Statements  in the
   Company's Quarterly Report on Form 10-Q for the fiscal quarter ended Septem-ber 30, 1993 (the "September 10-Q"). The Company has informed the Nuclear Regulatory Commission (the "NRC") that the inspection did not reveal the type of tube degradation (axial cracking in upper bundle) experienced in Unit 2's steam generators; however, the inspection did reveal another more common type of tube degradation (circumferential cracking at tubesheet) in the unit's steam generators which has occurred in similarly-designed steam generators at other plants. The next regular refueling outage for Unit 3 is scheduled to begin in March 1994, at which time the Company plans to inspect and chemically clean that unit's steam generators.

      On January 8, 1994, the Company removed Unit 2 from service to inspect and chemically clean its two steam generators during a mid-cycle outage. The initial inspection and the cleaning have been completed, and one of the steam generators is currently being reinspected. To date the inspection has revealed additional tube degradation of the type (axial cracking in upper
   bundle)  previously found in that  unit's steam generators.   The inspection
   has also revealed the common type of tube degradation (circumferential cracking at tubesheet) which has occurred in similarly-designed steam gener-ators at other plants. Based on these findings, the Company has expanded the scope of the inspection of the Unit 2 steam generators and the planned
   duration of  the outage  until  mid to  late March.    However, because  the
   Company's analysis of Unit 2's steam generators is ongoing, the Company cannot predict with certainty the timing of the restart of Unit 2. The Company is currently evaluating the need for an additional mid-cycle outage for Unit 2 during 1994.

      Unit 1 continues to operate at 85% power since it returned to service in late November 1993 after its refueling outage. See Note 9 of Notes to Fi-nancial Statements in the September 10-Q for more information.

      The Company has performed, and is continuing, certain corrective actions including among other things, chemical cleaning, operating the units at reduced temperatures, and, for some period, operating the units at 85% pow-
   er.   As a  result of  these corrective actions,  all three  units should be returned to 100% power by mid 1995, and one or more of the units could be returned to 100% power during the course of 1994. So long as the three units are involved in mid-cycle outages and are operated at 85% power, the Company estimates that it will incur additional fuel and purchased power costs averaging approximately $2 million per month (before income taxes).

      As previously disclosed, by letter dated July 7, 1993, the NRC advised the Company that, as a result of a Recommended Decision and Order by a De-partment of Labor Administrative Law Judge (the "DOL ALJ") finding that the Company discriminated against a former contract employee at Palo Verde be-cause he engaged in "protected activities" (as defined under federal regula-tions), the NRC intended to schedule an enforcement conference with the Com-pany. See "Palo Verde Nuclear Generating Station" in Part II, Item 5 of the September 10-Q, and in Part II, Item 5 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993.

      Following the DOL ALJ's finding, the Company investigated various ele-ments of both the substantive allegations and the manner in which the U. S. Department of Labor (the "DOL") proceedings were conducted. As a result of that investigation, the Company determined that one of its employees had falsely testified during the proceedings, that there were inconsistencies in the testimony of another employee, and that certain documents were requested in, but not provided during, discovery. The two employees in question are no longer with the Company. The Company provided the results of its inves-tigation to the DOL ALJ, who referred matters relating to the conduct of the two former employees of the Company to the U.S. Attorney's office in Phoe-nix, Arizona. On December 15, 1993, the Company and the former contract employee who had raised the DOL claim entered into a settlement agreement, a part of which remains subject to approval by the Secretary of Labor.

      By letter dated August 10, 1993, the Company also provided the results of its investigation to the NRC, and advised the NRC that, as a result of the Company's investigation, the Company had changed its position opposing the finding of discrimination. The NRC is investigating this matter and the Company is fully cooperating with the NRC in this regard.


                                    SIGNATURES


            Pursuant  to the requirements of the Securities and Exchange Act of

   1934, the Company has duly  caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                   ARIZONA PUBLIC SERVICE COMPANY
                                           (Registrant)




   Dated:   February 17, 1994      By Nancy E. Newquist


                                      Nancy E. Newquist
                                      Treasurer